CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered Debt Securities	Maximum Aggregate Offering Price $1,100,000,000	Amount of Registration Fee(1) $43,230.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
Pricing Supplement No. 197L, dated March 3, 2008 (To Prospectus dated October 16, 2007 and Prospectus Supplement dated November 1, 2007)	Rule 424(b)2 File No. 333-146731 CUSIP No. 46623E HXO

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series F

[ ]	Subordinated Medium Term Notes, Series A
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ 1,100,000,000 100% $ 1,100,000 $ 1,098,900,000
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC. LOOP CAPITAL MARKETS, LLC UTENDAHL CApital paRtNers, l.p.	$1,078,000,000 $ 11,000,000 $ 11,000,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date:	March 10, 2008
Stated Maturity:	March 10, 2010

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[   ]  Fixed Rate Note: N/A
[X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	Reuters LIBOR01 [ X ]

Interest Payment Dates:   Quarterly on the 10th or next business day of March, June, September and December, via modified following business day convention, commencing June 10, 2008.

Interest Reset Dates:    Quarterly on the 10th or next business day of and March, June, September and December, via modified following business day convention, commencing June 10, 2008.

Index Maturity:  3-month LIBOR
Spread (+/-):   +49 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Settlement Period: The terms agreement provides that the closing will occur on March 10, 2008, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.